Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial statements are derived from the separate historical financial statements of Misonix, Inc. (“Misonix”) and Solsys Medical, LLC (“Solsys”) after giving effect to the acquisition of Solsys by Misonix (the “Transaction”), and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements. The unaudited pro forma condensed consolidated combined statements of operations for the three-months ended September 30, 2019 and the year ended June 30, 2019 is presented as if the transactions had been completed on July 1, 2018.

The Transaction will be accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805. US GAAP requires that one of the companies in the transactions be designated as the acquirer for accounting purposes based on the evidence available. Misonix will be treated as the acquiring entity for accounting purposes. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Misonix has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Transaction and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The following unaudited pro forma condensed consolidated combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Misonix would have been had the Transaction occurred on the date assumed or any other date, nor is it necessarily indicative of Misonix’s future results of operations for any future period or as of any future date. The following unaudited pro forma condensed consolidated combined financial information is based upon currently available information and estimates and assumptions that Misonix management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The unaudited pro forma condensed consolidated combined financial information has been derived from and should be read in conjunction with:

●	Financial information of Misonix, as prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”), and has been extracted without adjustment from Misonix’s audited consolidated financial statements for the year ended June 30, 2019 contained in Misonix’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and from Misonix’s unaudited consolidated financial statements for the three-months ended September 30, 2019 contained in Misonix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019; each of which has been filed with the Securities and Exchange Commission (the “SEC”);

●	Financial information of Solsys, as prepared in accordance with GAAP, has been extracted from Solsys’ audited financial statements for the year ended December 31, 2018 previously filed with the SEC by New Misonix, Inc. on a Registration Statement on Form S-4, and the unaudited financial statements as of and for the nine-months ended September 30, 2019, incorporated by reference into this Current Report on Form 8-K.

Solsys’ historical fiscal year ends on December 31 and, for purposes of the unaudited pro forma consolidated condensed combined financial information, its historical results have been aligned to conform to Misonix’s June 30 fiscal year end.

The unaudited pro forma condensed consolidated combined statement of operations for the three months ended September 30, 2019, combines Misonix’s historical results for three months ended September 30, 2019 with Solsys’ historical results for the period from July 1, 2019 through September 26, 2019. Solsys’ historical results starting from September 27, 2019, the date of the completion of the Transaction are included in Misonix’s historical results for the three months ended September 30, 2019.

The unaudited pro forma condensed consolidated combined statement of operations for the fiscal year ended June 30, 2019, combines Misonix’s historical results for year ended June 30, 2019 with Solsys’ historical results for the twelve months ended June 30, 2019. The amounts for the twelve months ended June 30, 2019 were derived by adding Solsys’ amounts for the six months ended June 30, 2019 to the Solsys’ year-end amounts for the year ended December 31, 2018, and removing the Solsys amounts for the six months ended June 30, 2018.

Misonix has incurred, and may in the future incur, significant costs in connection with the completion of the Transaction and the integration of the acquired operations. The following unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities expected to result from the Transaction. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated condensed combined financial statements. A pro forma balance sheet as of September 30, 2019 is not presented due to it having been included in Misonix’s September 30, 2019 Form 10-Q filed with the SEC on November 7, 2019.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the year ended June 30, 2019

			Pro Forma		Pro Forma
	Misonix	SolSys	Adjustments	Notes	Adjusted
Revenues
Product	$38,848,491	$24,703,980	$-		$63,552,471
Commissions	-	1,680,519	-		1,680,519
Total revenue	38,848,491	26,384,499	-		65,232,990

Cost of goods sold	11,568,339	6,954,632	-		18,522,971
Gross profit	27,280,152	19,429,867	-		46,710,019

Operating expenses:
Selling expenses	18,343,837	16,439,616	3,048,685	b	37,832,138
General and administrative expenses	11,878,209	8,653,119	(3,696,961)	b,c,d,f	16,834,367
Research and development expenses	4,467,969	2,569,924	-		7,037,893
Total operating expenses	34,690,015	27,662,659	(648,276)		61,704,398
Loss from operations	(7,409,863)	(8,232,792)	648,276		(14,994,379)

Other income (expense):
Interest income (expense)	89,856	(2,162,714)	(440,566)	a,e	(2,513,424)
Other	(38,243)	14,975	-		(23,268)
Total other income (expense)	51,613	(2,147,739)	(440,566)		(2,536,692)

Loss from continuing operations before income taxes	(7,358,250)	(10,380,531)	207,710		(17,531,071)

Income tax expense	28,547	-	-		28,547

Net loss from continuing operations	$(7,386,797)	$(10,380,531)	$207,710		$(17,559,618)
Net loss per share from continuing operations:
Basic	$(0.79)	$-	$(0.38)		$(1.17)
Diluted	$(0.79)	$-	$(0.38)		$(1.17)

Weighted average shares - Basic	9,333,117	-	5,703,082	g	15,036,199
Weighted average shares - Diluted	9,333,117	-	5,703,082	g	15,036,199

See accompanying notes to unaudited pro forma condensed consolidated combined financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the three months ended September 30, 2019

	Misonix	SolSys	Pro Forma Adjustments	Notes	Pro Forma Adjusted
Revenues
Product	$10,820,967	$8,669,750	$-		$19,490,717
Commissions	-	-	-		-
Total revenue	10,820,967	8,669,750	-		19,490,717

Cost of goods sold	3,146,863	2,480,332	-		5,627,195
Gross profit	7,674,104	6,189,418	-		13,863,522

Operating expenses:
Selling expenses	5,049,139	5,036,518	1,074,337	i	11,159,994
General and administrative expenses	4,026,192	4,684,050	(3,654,034)	i,j,k,m	5,056,208
Research and development expenses	752,665	801,378	-		1,554,043
Total operating expenses	9,827,996	10,521,946	(2,579,697)		17,770,245
Loss from operations	(2,153,892)	(4,332,528)	2,579,697		(3,906,723)

Other income (expense):
Interest income (expense)	(6,833)	(596,611)	(110,142)	h,l	(713,586)
Other	19,113	-	-		19,113
Total other income (expense)	12,280	(596,611)	(110,142)		(694,473)

Loss from continuing operations before income taxes	(2,141,612)	(4,929,139)	2,469,555		(4,601,196)

Income tax benefit	4,085,000	-	(4,085,000)	n	-

Net income (loss) from continuing operations	$1,943,388	$(4,929,139)	$(1,615,445)		$(4,601,196)
Net income (loss) per share from continuing operations:
Basic	$0.21	$-	$(0.51)		$(0.30)
Diluted	$0.20	$-	$(0.51)		$(0.30)

Weighted average shares - Basic	9,435,717	-	5,703,082	o	15,138,799
Weighted average shares - Diluted	9,962,400	-	5,703,082	o	15,138,799

See accompanying notes to unaudited pro forma condensed consolidated combined financial information.

Solsys Purchase Accounting

On September 27, 2019, the Company completed the Solsys Acquisition. The purchase was approximately $108.6 million, representing 5,703,082 shares of Misonix common stock, valued at $19.05 per share. In addition, business transaction costs incurred in connection with the acquisition of $4.4 million, of which $1.8 million were incurred in the quarter ended September 30, 2019. These fees were charged to general and administrative expenses on the Statement of Operations. In addition, approximately $1.3 million of the transaction costs were capitalized to additional paid in capital, in connection with the registration of the underlying stock issued in the transaction.

The transaction was accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805. US GAAP requires that one of the companies in the transactions be designated as the acquirer for accounting purposes based on the evidence available. Misonix was treated as the acquiring entity for accounting purposes.

The preliminary Solsys purchase price allocation as of September 27, 2019, is shown in the following table:

Cash	$5,525,601
Accounts receivable	5,480,890
Inventory	98,911
Prepaid expenses	193,866
Property and equipment	699,969
Lease assets	946,617
Customer relationships	7,400,000
Trade names	12,800,000
Non-competition agreements	200,000
Accounts payable and other current liabilities	(4,794,878)
Lease liabilities	(858,111)
Deferred tax liability	(4,085,000)
Notes payable	(24,050,837)
Total identifiable net assets	(442,972)
Goodwill	109,086,682
Total consideration	$108,643,710

The fair values of the Solsys assets and liabilities are provisional and were determined based on preliminary estimates and assumptions that management believes are reasonable. The preliminary purchase price allocation is subject to further refinement and may require significant adjustments to arrive at the final purchase price allocation. These adjustments will primarily relate to certain short-term assets, intangible assets, and certain liabilities. The final determination of the fair value of certain assets and liabilities will be completed as soon as the necessary information is available, including the completion of a valuation of the tangible and intangible assets, but no later than one year from the acquisition date.

The goodwill from the acquisition of Solsys, which is fully deductible for tax purposes, consists largely of synergies and economies of scale expected from combining the operations of Solsys and the Company’s existing business.

The estimate of fair value of the Solsys identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows either through the use of the multi-period excess earnings method or the relief-from-royalty method. Some of the more significant assumptions inherent in the development of intangible asset values include: the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, the assessment of the intangible asset’s life cycle, as well as other factors.  The following table summarizes key information underlying intangible assets related to the Solsys acquisition:

	Asset	Amortization
	Value	Period

Customer relationships	$7,400,000	15 years
Trade names	12,800,000	15 years
Non-competition agreements	200,000	1 year

Total	$20,400,000

Pro Forma Adjustments to the Statement of Operations for the Year Ended June 30, 2019

a) Increased interest expense gives effect to the incremental $10 million of subordinated debt during the period, offset by a decrease in the effective interest rate of approximately 3%, aggregating approximately $564,000. This decrease in the effective interest rate was negotiated with the lender and went into effect at the completion of the transactions. The net impact is an increase in interest expense of $541,000.

b) Solsys has historically recorded its customer shipping expenses in general and administrative expenses, whereby Misonix records them in selling expenses. The pro forma adjustment of $3,049,000 serves to reclassify the Solsys shipping expenses to selling expenses.

c) The estimated $352,000 step up in basis of the property and equipment as a result of the purchase price allocation has been depreciated over a period of five years which was determined to be the equivalent of the current life of the Solsys property equipment, resulting in an increase to general and administrative expenses of $71,000.

d) The allocation of a portion of the purchase price to intangible assets has been amortized to operating expenses over the periods, in accordance with the useful life of the assets, resulting in increased amortization expense of $1,547,000 in general and administrative expenses.

e) Assumes that the Solsys interest expense charges of $100,000 for financing exit fee have been eliminated, given that the terms of the newly negotiated financing facility removes this obligation resulting in a reduction of interest expense.

f) Eliminated transaction costs aggregating $2.3 million related to legal, accounting and professional fees.

g) Assumes the issuance of 5,703,082 Misonix shares to consummate the transactions, with the related impact on loss per share.

Pro Forma Adjustments to the Statement of Operations for the Three Months Ended September 30, 2019

h) Increased interest expense gives effect to the incremental $10 million of subordinated debt during the period, offset by a decrease in the effective interest rate of approximately 3%, aggregating approximately $141,000. This decrease in the effective interest rate was negotiated with the lender and went into effect at the completion of the transactions. The net impact is an increase in interest expense of $135,000.

i) Solsys has historically recorded its customer shipping expenses in general and administrative expenses, whereby Misonix records them in selling expenses. The pro forma adjustment of $1,074,000 serves to reclassify the Solsys shipping expenses to selling expenses.

j) The estimated $352,000 step up in basis of the property and equipment as a result of the purchase price allocation has been depreciated over a period of five years which was determined to be the equivalent of the current line of the Solsys property equipment, resulting in an increase to general and administrative expenses of $18,000.

k) The allocation of a portion of the purchase price to intangible assets has been amortized to operating expenses over the periods, in accordance with the useful life of the assets, resulting in increased amortization expense of $387,000 in general and administrative expenses.

l) Assumes that the Solsys interest expense charges of $25,000 for financing exit fee have been eliminated, given that the terms of the newly negotiated financing facility removes this obligation resulting in a reduction of interest expense.

m) Eliminated transaction costs aggregating $2.9 million related to legal, accounting and professional fees.

n) Eliminated the income tax benefit which was created as a result of the transaction.

o) Assumes the issuance of 5,703,082 Misonix shares to consummate the transactions, with the related impact on loss per share.